[LOGO OMITTED]

CONTACT:
-------

Libby Ivy, Executive Director, Investor Relations & Corporate Communications,
(602) 808-3854

           MEDICIS REPORTS THIRD QUARTER FISCAL 2003 FINANCIAL RESULTS

SCOTTSDALE, Arizona--April 22, 2003--Medicis (NYSE:MRX) today announced March 31, 2003 third quarter fiscal 2003 net revenues of $63 million with net income of $16 million, or $0.56 per diluted share, absent a $5.5 million tax-effected special charge reported in the third quarter associated with a research and development collaboration. Including the tax-effected special charge associated with the research and development collaboration, third quarter fiscal 2003 net income was $10 million, or $0.36 per diluted share. In the third quarter of fiscal 2002 ending March 31, 2002, Medicis reported net revenues of $57 million with net income of $16 million, or $0.50 per diluted share.

Third quarter fiscal 2003 net revenue increased primarily as a result of net overall growth in sales of the Company's core brands. The Company's core brands represented approximately 84% of total product sales on a collective basis and increased approximately 13% in total reported prescription volume during the same period. At the end of the third quarter, the Company's core brands included DYNACIN(R), LOPROX(R), LUSTRA(R), OMNICEF(R), ORAPRED(R), PLEXION(R) and TRIAZ(R). The Company's gross profit margin for the third quarter of fiscal 2003 was 85% compared to 83% for the third quarter of fiscal 2002. Cash flow from operations for the third quarter of fiscal 2003 was $26.8 million, compared to $14.8 million for the third quarter of fiscal 2002.

For the first nine months of fiscal 2003, Medicis reported net revenues of $181 million with net income of $46 million, or $1.65 per diluted share, absent $8.9 million of tax-effected special charges reported in the first nine months of fiscal 2003 associated with a research and development collaboration. Including the tax-effected special charges associated with the research collaboration, net income was $37 million, or $1.33 per diluted share, in the first nine months of fiscal 2003. Comparatively, in the first nine months of fiscal 2002, Medicis reported net revenues of $155 million with net income of $45 million, or $1.41 per diluted share, absent a special charge of $6.2 million for purchased in-process research and development associated with the Ascent Pediatrics transaction. Including the special charge of $6.2 million for purchased in-process research and development, Medicis reported net income of $38 million, or $1.21 per diluted share in the first nine months of fiscal 2002.

For the first nine months of fiscal 2003, net revenue increased primarily as a result of net overall growth in sales of the Company's core brands. The Company's core brands represented approximately 83% of total product sales and increased approximately 20% in total reported prescription volume in the first nine months of fiscal 2003. The Company's gross profit margin for the first nine months of fiscal 2003 was 85% compared to 83% for the first nine months of fiscal 2002. Cash flow from operations for the first nine months of fiscal 2003 was $68.6 million, compared to $53.4 million for the first nine months of fiscal 2002.

"We are pleased to announce our third quarter financial results with another period of strong and consistent performance," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "During the third quarter, Medicis announced several important milestones for the Company. Food and Drug Administration approval was received for LOPROX(R) Shampoo, the Company's first New Drug Application and the first prescription antifungal shampoo indicated for the treatment of seborrheic dermatitis.


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


Additionally, Medicis secured the exclusive North American rights to RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines, a leading, natural, non-animal sourced dermal restorative product line. This transaction is expected to be the largest in the Company's history and should further our leadership position in a fast growing segment of the dermatologic market."

Prior to this release, the Company's most recent public fiscal 2003 revenue guidance was approximately $246 million and earnings guidance of $2.23, per diluted share. The impact of the third quarter's results improves the fiscal 2003 guidance to approximately $2.24 in diluted earnings per share, excluding special charges relating to the Company's research and development collaboration.

Medicis has not provided guidance for fiscal year 2004. The Company normally provides such guidance for the upcoming fiscal year approximately one month prior to its commencement. The Company provided guidance for fiscal year 2003 in June 2002. Based upon information available currently, the Company's guidance is as follows:

                                                 Fiscal Year 2003
                                               (ending June 30, 2003)



                                 First Quarter   Second Quarter    Third Quarter    Fourth Quarter       Fiscal Year
                                   (9/30/02)       (12/31/02)        (3/31/03)        (6/30/03)             2003
                                     Actual          Actual            Actual         Estimated           Estimated
                                 -------------   --------------     ------------    -------------        -----------
Current EPS objectives
  excluding special charges        $0.54            $0.55             $0.56            $0.59                $2.24
Current EPS objectives
  including special charges        $0.42            $0.55             $0.36            $0.59                $1.92


At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the Company's most recent annual report on Form 10-K, its Form S-3 registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results of the Company's research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company's industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future competitive product approvals that may affect the Company's brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, or if any payments such as these will be made at all. The above estimated future guidance does not include the potential payments associated with any such transactions, except for two payments associated with the Dow transaction previously announced.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions. Medicis has leading prescription products in a number of therapeutic categories, including acne, asthma, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.





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

The Company's products include the prescription brands DYNACIN(R) (minocycline
HCl), LOPROX(R) (ciclopirox), LUSTRA(R) (hydroquinone), LUSTRA-AF(R) (hydroquinone) with sunscreen, ALUSTRA(R) (hydroquinone) with retinol, OMNICEF(R) (cefdinir), ORAPRED(R) (prednisolone sodium phosphate), PLEXION(R) Cleanser (sodium sulfacetamide/sulfur), PLEXION TS(R) (sodium sulfacetamide/sulfur), PLEXION SCT(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide); the over-the-counter brand ESOTERICA(R); and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future competitive product approvals that may affect the Company's brands. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved and there are a number of important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply of DYNACIN(R) Tablets, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med and the Ascent transactions, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2002. In addition, Medicis recently sold $400 million of 2.5% Contingent Convertible Notes Due 2032. There can be no assurance as to when or if any of the Notes will be converted, and what impact the increase in the number of shares outstanding will have on our results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other marks (or brands) and names are the property of Medicis or its Affiliates.

















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


                                     Medicis
                        Summary Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                           Three Months Ended              Nine Months Ended
                                               March 31,                     March 31,
                                         --------------------             -------------------
                                            2003         2002             2003          2002
                                         --------------------             -------------------

Revenues                                    $62,575      $56,623          $180,834     $155,179
Cost of sales                                 9,114        9,397            27,579       26,065
                                            -------     --------          --------     --------
    Gross profit                             53,461       47,226           153,255      129,114
Operating expenses:
    Selling, general and
     administrative                          23,809       21,544            67,740       57,488
    Research and development                 1,189*        1,935           21,352*        5,220
    Depreciation and amortization             2,572        1,968             6,746        5,892
                                            -------     --------          --------     --------
           Total operating expenses          37,570       25,447            95,838       68,600
    Purchased in-process
     research & development                   - - -        - - -             - - -        6,217
                                            -------     --------          --------     --------
Operating income                             15,891       21,779            57,417       54,297
Interest (expense) income, net                (161)        2,274               129        7,168
Income tax expense                          (5,506)      (8,178)          (20,141)     (23,178)
                                            -------     --------          --------     --------
    Net income                              $10,224      $15,875           $37,405      $38,287
                                            =======     ========          ========     ========
Basic net income per common share             $0.38        $0.52             $1.38        $1.26
                                            =======     ========          ========     ========
Diluted net income per common share           $0.36        $0.50             $1.33        $1.21
                                            =======     ========          ========     ========
Shares used in basic net
 income per common share                     27,084       30,647            27,194       30,423
Shares used in diluted net
 income per common share                     28,119       31,858            28,136       31,636

Net income (GAAP)                           $10,224      $15,875           $37,405      $38,287
   Special charge for research
     & development (tax-effected)             5,544        - - -             8,946        - - -
   Special charge for in-process
    research & development                      - - -         --      --                  6,217
                                            -------     --------          --------     --------
Net income absent special charge            $15,768      $15,875           $46,351      $44,504
                                            =======     ========          ========     ========
    Basic net income
     per common share                         $0.58        $0.52             $1.70        $1.46
                                            =======     ========          ========     ========
    Diluted net income
     per common share                         $0.56        $0.50             $1.65        $1.41
                                            =======     ========          ========     ========
-------------------------------------------------------------------------------------------------------------


*Reported R&D expenses include a special charge of $8.8 million ($5.5 million tax-effected) in the third quarter of fiscal 2003 and $14.2 million ($8.9 million tax-effected) in the first nine months of fiscal 2003 relating to a research & development collaboration


                                 Balance Sheets

                                                      At March 31, 2003                         At June 30, 2002
                                                      -----------------                         ----------------
                                                           (unaudited)
Assets
  Cash, cash equivalents & short-term investments              $538,568                                 $577,576
  Accounts receivable, net                                       50,579                                   45,054
  Inventory, net                                                 11,835                                   11,955
  Other current assets                                           25,393                                   23,888
                                                               --------                                 --------
     Total current assets                                       626,375                                  658,473
  Property and equipment, net                                     2,572                                    2,605
  Other assets                                                  290,523                                  215,195
                                                               --------                                 --------
     Total assets                                              $919,470                                 $876,273
                                                               ========                                 ========

Liabilities and stockholders' equity
  Current liabilities                                          $ 75,336                                 $ 47,214
  Contingent convertible senior notes                           400,000                                  400,000
  Deferred tax liability                                          2,134                                    - - -
  Stockholders' equity                                          442,000                                  429,059
                                                               --------                                  -------
     Total liabilities and stockholders' equity                $919,470                                 $876,273
                                                               ========                                 ========

Working capital                                                $551,039                                 $611,259



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